AMENDMENT NO. 14 TO
SHAREHOLDER RIGHTS AGREEMENT
This Amendment No. 14 to Shareholder Rights Agreement (the “Amendment”), dated as of July 20, 2021, by and between NeuroMetrix, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), amends that certain Shareholder Rights Agreement, dated as of March 7, 2007, as previously amended, between the Company and the Rights Agent (as so amended, the “Rights Agreement”).
WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement subject to the terms of the Rights Agreement; and
WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.
NOW, THEREFORE, in consideration of these premises and mutual agreements set forth herein, the parties agree as follows:
1.    Amendment to Section 1. Section 1 of the Rights Agreement, “Certain Definitions” is supplemented to add the following definitions at the end thereof:
“Derivative” shall have the meaning set forth in the definition of “Derivative Position.”
“Derivative Position” shall mean any option, warrant, convertible security, stock appreciation right, or other security, contract right or derivative position or similar right (including any contract for difference “swap” transaction with respect to any security, other than a broad based market basket or index) (any of the foregoing, a “Derivative”), whether or not presently exercisable, that (i) has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the shares of Common Stock or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of the shares of Common Stock and that increases in value as the market price or value of the shares of Common Stock increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the shares of Common Stock and (ii) is capable of being settled, in whole or in part, through delivery of shares of Common Stock (whether on a required or optional basis, and whether such settlement may occur immediately on or only after the passage of time, the occurrence of conditions, the satisfaction of regulatory requirements or otherwise), in each case regardless of whether (A) it conveys any voting rights in such shares of Common Stock to any Person or (B) any Person (including the holder of such Derivative Position) may have entered into other transactions that hedge its economic effect.
“Exchange Property” shall have the meaning set forth in Section 24(f) hereof.

“Exchange Recipient” shall have the meaning set forth in Section 24(f) hereof.
“Trust” shall have the meaning set forth in Section 24(f) hereof.
2.    Amendment to Section 1(d). Section 1(d) of the Rights Agreement is further amended by adding the following clause (iv) at the end thereof:
“or (iv) which are the subject of, or the reference securities for, or that underlie, any Derivative Position of such Person of any of such Person’s Affiliates, with the number of shares of Common Stock deemed Beneficially Owned in respect of a Derivate Position being the notional or other number of shares of Common Stock in respect of such Derivative Position (without regard to any short or similar position) that is specified in (A) one or more filings with the Securities and Exchange Commission by such Person or any of such Person’s Affiliates or Associates or (B) the documentation evidencing such Derivative Position as the basis upon which the value or settlement amount of such Derivative Position, or the opportunity of the holder of such Derivative Position to profit or share in any profit, is to be calculated in whole or in part (whichever of (A) or (B) is greater), or if no such number of shares of Common Stock is specified in such filings or documentation (or such documentation is not available to the Board of Directors of the Company) as determined by the Board of Directors of the Company in its reasonable discretion.”
3.    Amendment to Section 7(a). Section 7(a) of the Rights Agreement is amended by striking Section 7(a) in its entirety and replacing it with the following:
“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on the sixteenth anniversary of the Record Date (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the “Exchange Date”) (the earliest of (i), (ii) or (iii) being herein referred to as the “Expiration Date”). Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock of the Company may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.”
4.    Amendment to Section 24. Section 24 of the Rights Agreement is amended by adding the following clause (f) at the end thereof:
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“(f) Notwithstanding anything in this Section 24 to the contrary, the exchange of the Rights may be made effective at such time, on such basis and subject to such conditions as the Board of Directors of the Company in its sole discretion may establish. Without limiting the preceding sentence, the Board of Directors of the Company may (i) in lieu of issuing shares of Common Stock or any securities contemplated by this Section 24 to the Persons entitled thereto in connection with the exchange (such Persons, the “Exchange Recipients,” and such shares and other securities, together with any dividends or distributions made on such shares or other securities, the “Exchange Property”) issue, transfer or deposit the Exchange Property to or into a trust or other entity (the “Trust”) created upon such terms as the Board of Directors of the Company may determine to hold all or a portion of the Exchange Property for the benefit of the Exchanged Recipients, (ii) permit the Trust to exercise all of the rights that stockholder of record would possess with respect to any shares deposited in the Trust and (iii) direct that all holders of Rights entitled to receive Exchange Property shall be entitled to receive such Exchange property only from the Trust and only upon compliance with the relevant terms and provisions of the Trust and subject to such conditions as the Board of Directors of the Company in its sole discretion may establish. _Prior to effecting an exchange of Rights, the Company may require (or cause the trustee or other governing body of the Trust to require), as a condition thereof, that any Exchange Recipient provide evidence that is not an Acquiring Person, including without limitation, evidence of the identity of the current or former Beneficial owner thereof and their Affiliates and Associates. If any Person shall fails to comply with any request to provide such evidence, the Company shall be entitled conclusively to deem the Rights held by such Person to be null and void pursuant to Section 7(e) hereof and not transferable or exercisable or exchangeable in connection herewith. In the event that the Board of Directors of the Company determines, before the Distribution Date, to effect an exchange, the Board of Directors of the Company may delay the occurrence of the Distribution Date to such time as the Board of Directors of the Company deems advisable.”
5.    Ratification. The parties hereby ratify and confirm in all respects the Agreement, as amended by this Amendment.
6.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
7.    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
8.    Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties have entered into this Amendment No. 14 to Shareholder Rights Agreement as of the date first stated above.
NEUROMETRIX, INC.
By:
Name:    Thomas T. Higgins
Title:    Senior Vice President, Chief
Financial Officer, Treasurer and
Principal Accounting Officer
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:
Name:
Title:
[Signature Page to Amendment No. 14 to Shareholder Rights Agreement]